Exhibit 99.3

May 20, 2014

Board of Directors

TriQuint Semiconductor, Inc.

2300 N.E. Brookwood Parkway

Hillsboro, Oregon 97124

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of Rocky Holding, Inc. (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to (i) our opinion letter, dated February 22, 2014 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than RF Micro Devices, Inc. (“RFMD”) and its affiliates) of common stock of TriQuint Semiconductor, Inc. (the “Company”), taking into account the RFMD Merger (as defined in the Agreement (as defined below)), of the TriQuint Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger and Reorganization, dated as of February 22, 2014 (the “Agreement”), by and among the Company, Rocky Holding, Inc. and RFMD, and (ii) our letter, dated April 11, 2014 (the “Confirmation Letter”), confirming that, had we issued the Opinion Letter on February 22, 2014 on the basis of the transactions contemplated by the Agreement, the conclusion set forth in the Opinion Letter would not have changed.

The Opinion Letter and Confirmation Letter are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter and Confirmation Letter under the captions “Summary,” “Background of the Mergers,” “Recommendation of the TriQuint Board; TriQuint’s Reasons for the Merger,” and “Opinion of Financial Advisor to TriQuint” and to the inclusion of the foregoing Opinion Letter and Confirmation Letter in the Joint Proxy Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter and Confirmation Letter are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)